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                                                                    EXHIBIT 11.1



                       MAUNA LOA MACADAMIA PARTNERS, L.P.

                   Computation of Net Income per Class A Unit

                                  (Unaudited)

                      (In Thousands, Except Per Unit Data)





                                                        Three Months                       Six Months
                                                        Ended June 30,                   Ended June 30,
                                                       ----------------                 -----------------
                                                       1996        1995                 1996         1995
                                                       ----        ----                 ----         ----
Net income (loss)                                      $  (56)      (148)                (174)         118

Class A Unitholders
(ownership percentage)                                  x  99%      x 99%                x 99%        x 99%
                                                       ------      -----                -----        -----

Net income (loss) allocable
to Class A Unitholders                                 $  (55)      (147)                (172)         117
                                                       ======      =====                =====        =====


Class A Units outstanding                               7,500      7,500                7,500        7,500
                                                       ======      =====                =====        =====


Net income (loss)
  per Class A Unit                                     $(0.01)     (0.02)               (0.02)        0.02
                                                       ======      =====                =====        =====





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